Pricing Supplement No.10L  Dated July 21, 1997     Rule 424(b)(2)
(To Prospectus dated June 9, 1997 and             File No's. 33-64261
Prospectus Supplement dated June 12, 1997)             and   33-49965

THE CHASE MANHATTAN CORPORATION


[X]	Senior Medium -Term Notes, Series C  Due From Nine
	Months to Thirty Years from Date of Issue

[  ]	Subordinated Medium Term Notes , Series A Due From
	Nine Months to Thirty Years from Date of Issue

	Principal Amount: $300,000,000
	Issue Price: 9.506040%
	Commission or Discount: 0.33%
	Proceeds to Company:  $27,528,120.00
	Agent:CHASE SECURITIES INC.

	Agent's Capacity:  [ ]     As agent    [X]  As principal

	If as principal
		[ ]   The Notes are being offered at varying prices to
		        prevailing market prices at the time of sale

		[X]   The Notes are being offered at a fixed initial public
		        offering price equal to the Issue Price (as a percentage of Principal Amount).

	Original Issue Date: AUGUST 5, 1997
	Stated Maturity:	   	AUGUST 5, 2027

	Form:  [X]   Book-entry [  ]   Certificated
	Currency:   U.S. Dollars

[X]	Fixed Rate Note:
   	Interest Rate: ZERO COUPON

[X]Floating Rate Note:   CD[   ]   Commercial Paper Rate [   ]
			     Federal Fund Effective Rate [  ] CMT [ ]
			     LIBOR Telerate [X]  LIBOR Reuter [  ]
			     Treasury Rate [ ]     Prime Rate   [  ]

	Initial Interest Rate:

	Int.Determ.Dates :
	Interest Payment Dates:
	Index Maturity:
	Spread (+/-):
 Spread Multiplier:
 Maximum Interest Rate:
	Minimum Interest Rate:

	Optional Redemption  :   Yes [X]       No  [  ]
	     Redemption Dates
	        and Prices:The Company has the right to call the Notes offered hereby, in whole, upon notice 30 calendar days prior to the dates below:

              DATE      CALL  PRICE          DATE     CALL PRICE
             8/5/02     14.071262            8/5/17   45.638695
             2/5/03     14.634112            2/5/18   47.464242
             8/5/03     15.219476            8/5/18   49.362812
             2/5/04     15.828256            2/5/19   51.337325
             8/5/04     16.461386            8/5/19   53.390818
             2/5/05     17.119841            2/5/20   55.526450
             8/5/05     17.804635            8/5/20   57.747508
             2/5/06     18.516820            2/5/21   60.057409
             8/5/06     19.257493            8/5/21   62.459705
             2/5/07     20.027793            2/5/22   64.958093
             8/5/07     20.828904            8/5/22   67.556417
             2/5/08     21.662061            2/5/23   70.258674
             8/5/08     22.528543            8/5/23   73.069021
             2/5/09     23.429685            2/5/24   75.991781
             8/5/09     24.366872            8/5/24   79.031453
             2/5/10     25.341547            2/5/25   82.192711
             8/5/10     26.355209            8/5/25   85.480419
             2/5/11     27.409417            2/5/26   88.899636
             8/5/11     28.505794            8/5/26   92.455621
             2/5/12     29.646026            2/5/26   96.153846
             8/5/12     30.831867            8/5/27   100.00000
             2/5/13     32.065141
             8/5/13     33.347747
             2/5/14     34.681657
             8/5/14     36.068923
             2/5/15     37.511680
             8/5/15     39.012147
             2/5/16     40.572633
             8/5/16     42.195539
             2/5/17     43.883360